EXHIBIT 99.1

M E M O R A N D U M

To:	All Directors and Executive Officers of CH Energy Group, Inc.
From:	John E. Gould Executive Vice President & General Counsel
Re:	Trading Prohibitions/Fortis Merger
Date:	June 24, 2013

CHANGE IN SOX BLACKOUT PERIOD

This notice supplements the notice dated May 13, 2013, regarding the anticipated timing of the closing (the "Closing") of the merger pursuant to the Agreement and Plan of Merger, dated as of February 20, 2012, by and among FortisUS Inc. ("Fortis"), Cascade Acquisition Sub Inc., a wholly-owned subsidiary of Fortis, Fortis Inc. (solely for purposes of certain provisions thereof) and CH Energy Group, Inc. ("CH Energy") and confirms that the blackout period required by Section 306 of the Sarbanes-Oxley Act of 2002 ("SOX") and the SEC's Regulation BTR for directors and executive officers began on June 12, 2013.  The State of New York Public Service Commission ("PSC") has voted to approve the Merger, but is not expected to issue its official written order approving the transaction until the week of June 23, 2013.

On June 13, 2013, the PSC voted on and approved the Merger.  The Closing of the Merger is expected to occur shortly after receipt, review and acceptance of the official written order of the PSC.  While it is impossible to predict the date of issuance of the order from the PSC, CH Energy expects that the Merger will close in the second quarter of 2013.

Timing.  This notice supplement is being sent at this time, despite not knowing the exact date for the Closing, in order to satisfy the SOX notice requirements.  All dates contained in this notice supplement assume that the Closing will occur on or about Friday, June 28, 2013.  If the Closing does not occur on or about that date, you will be provided with updated information regarding the actual date of the Closing.

This memorandum is to notify you that trading prohibitions required by Section 306 of the Sarbanes-Oxley Act of 2002 ("SOX") and the SEC's Regulation BTR must be imposed on directors and executive officers as described below.

The trading restrictions are a result of certain trading restrictions being placed on the CH Energy Group Stock Fund under the Central Hudson Gas & Electric Corporation Savings Incentive Plan ("SIP") to implement the Agreement and Plan of Merger between FortisUS Inc., Cascade Acquisition Sub Inc., CH Energy Group, Inc. ("CH Energy") and Fortis Inc. (the "Merger").

Under SOX, if SIP participants are restricted in making transactions with respect to the CH Energy Group Stock Fund under the SIP, then directors and executive officers generally must be restricted in making transactions with respect to CH Energy common stock, regardless of whether the director or executive officer is a participant in the SIP.

The SOX trading restrictions will not restrict the conversion of your CH Energy shares (and certain other CH Energy derivative securities) into cash by operation of law pursuant to the Merger.  Since you are already subject to SEC trading restrictions during the pre-Merger period, the SOX trading restrictions do not have any practical effect.

Blackout Period

The SOX trading restriction (i.e., "blackout") period for trading by directors and executive officers commenced at 4:00 p.m. Eastern Time on June 12, 2013, which is the date participants in the SIP were restricted from making transactions with respect to the CH Energy Group Stock Fund under the SIP.  The SOX blackout period will end with the Merger (i.e., when your CH Energy shares are converted to cash), which is now expected to occur on or about June 28, 2013.

I will contact you if there is any change to the above dates and information.

Trading Restrictions

During the SOX blackout period, you generally will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of CH Energy common stock or certain derivative securities, such as stock options, if you acquired such shares or derivative securities in connection with your service as a director or executive officer.

This prohibition is very broad.  It applies not only to shares of CH Energy common stock held under the SIP, but also to CH Energy common stock, options or other derivative securities that you acquired in connection with your service as a director or executive officer.  In this regard, any CH Energy security you sell or otherwise transfer is automatically treated as acquired in connection with your service as a director or executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC.

Please note that this trading prohibition also applies to certain of CH Energy's securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

Penalties

It is very important that you comply with this trading prohibition.  If you violate this trading prohibition, the SEC has the right to bring a civil or criminal enforcement action.  Moreover, if you realize a profit from the prohibited trade, CH Energy (or a security holder on CH Energy's behalf) may have the right to bring an action against you to recover the profit.  As a result, I ask that you first consult with me before you (or any family member or related entity) take any action with respect to CH Energy's common stock, options or other derivative securities during the SOX blackout period.

For questions regarding the SOX trading restrictions and blackout period, please feel free to contact me, at jgould@cenhud.com, 845.486.5566, or CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, NY 12601.

I appreciate your cooperation in this matter.

Sincerely,

/s/ John E. Gould

John E. Gould
Executive Vice President & General Counsel

CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, NY 12601
(845) 486-5566 Tel
(845) 486-5465 Fax
jgould@cenhud.com